Exhibit 1.1

Execution Version

EQUITY PURCHASE AGREEMENT

by and among

JONES ENERGY, INC.

and

THE PURCHASERS PARTY HERETO

PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT, dated as of February 10, 2015 (this “Agreement”), is by and between JONES ENERGY, INC., a Delaware corporation (the “Company”), and each of the purchasers set forth in Schedule A hereto (the “Purchasers”).

WHEREAS, the Company has filed with the Commission (as defined below), pursuant to the Securities Act (as defined below) and the rules and regulations adopted by the Commission thereunder, the Registration Statement (as defined below) relating to the offer and sale from time to time of up to $200,000,000.00 aggregate initial offering price of Class A common stock, par value $0.001 per share, of the Company (“Class A Common Stock”), and such Registration Statement has become effective; and

WHEREAS, the Company desires to sell to each of the Purchasers, and each of the Purchasers desires, severally and not jointly, to purchase from the Company, shares of Class A Common Stock, in accordance with the provisions of this Agreement.

NOW THEREFORE, in consideration of the mutual agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                             Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocated Purchase Price” means with respect to each Purchaser, the dollar amount equal to the product of (a) such Purchaser’s Allocation Percentage and (b) the Purchase Price.

“Allocation Percentage” means with respect to each Purchaser, the percentage obtained by dividing the shares of Class A Common Stock set forth opposite such Purchaser’s name under the heading “Allocation” on Schedule A hereto by the total shares of Class A Common Stock set forth on Schedule A.

“Basic Documents” means, collectively, this Agreement, the Non-Disclosure Agreements and any and all other agreements or instruments executed and delivered to the Purchasers by the Company or any Subsidiary of the Company hereunder or thereunder.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by law or other governmental action to close.

“Certificate of Incorporation” shall have the meaning specified in Section 2.05(b).

“CGA” shall have the meaning specified in Section 3.15.

“Class A Common Stock” has the meaning set forth in the recitals.

“Class B Common Stock” shall mean the Class B common stock, par value $0.001 per share, of the Company.

“Closing” shall have the meaning specified in Section 2.03.

“Closing Date” shall have the meaning specified in Section 2.03.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble.

“Company Credit Facility” means that certain Credit Agreement, dated as of December 31, 2009, among Jones Energy Holdings, LLC, as Borrower, Wells Fargo Bank, N.A., as Administrative Agent, Wells Fargo Securities, LLC, as Sole Lead Arranger and Sole Bookrunner, and the lenders thereto, as amended through the date hereof.

“Company Financial Statements” shall have the meaning specified in Section 3.04.

“Company Material Adverse Effect” shall have the meaning specified in Section 3.11.

“Company Parties” means the Company, JEH LLC, Jones Energy Finance Corp., a Delaware corporation, Nosley Assets, LLC, a Delaware limited liability company, and Jones Energy, LLC, a Texas limited liability company.

“Company Related Parties” shall have the meaning specified in Section 5.02.

“Company SEC Documents” means mean, collectively, the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and all other reports or proxy statements filed by the Company with the Commission since December 31, 2013 and prior to the date hereof.

“Company Securities” means any class or series of equity interest in the Company (but excluding any restricted stock, stock options, performance awards, restricted stock units, bonus stock awards, stock appreciation rights, dividend equivalents and other share-based award relating to an equity interest in the Company granted pursuant to the Jones Energy, Inc. 2013 Omnibus Incentive Plan), including without limitation Class A Common Stock and the Class B Common Stock.

“Delaware LLC Act” means the Delaware Limited Liability Company Act.

“DGCL” shall have the meaning specified in Section 3.02(d).

“Effective Time” shall have the meaning specified in Section 3.03.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“FCPA” shall have the meaning specified in Section 3.21(e).

“GAAP” shall have the meaning specified in Section 3.04.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s Property.  Unless otherwise specified, all references to Governmental Authority herein with respect to the Company means a Governmental Authority having jurisdiction over the Company, its Subsidiaries or any of their respective Properties.

“Incorporated Documents” shall have the meaning specified in Section 3.06.

“Indemnified Party” shall have the meaning specified in Section 5.03.

“Indemnifying Party” shall have the meaning specified in Section 5.03.

“JEH LLC” means Jones Energy Holdings, LLC, a Delaware limited liability company.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any mortgage, claim, encumbrance, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority or other encumbrance upon or with respect to any property of any kind.

“Money-Laundering Laws” shall have the meaning specified in Section 3.21(a).

“Non-Disclosure Agreements” means (i) that certain Mutual Confidentiality Agreement, dated February 6, 2015, by and between the Company and MTP Energy Management LLC and (ii) that certain Mutual Confidentiality Agreement, dated February 7, 2015, by and between the Company and GSO Capital Partners LP.

“NYSE” means the New York Stock Exchange.

“OFAC” shall have the meaning specified in Section 3.21(b).

“Per Share Purchase Price” means an amount per Purchased Share equal to $10.50.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Prospectus” shall have the meaning specified in Section 3.03.

“Purchase Price” means $50,000,000.

“Purchased Shares” means with respect to each Purchaser, the number of shares of Class A Common Stock, rounded to the nearest whole share, equal to the product of (a) the quotient obtained by dividing (i) the Purchase Price by (ii) the Per Share Purchase Price and (b) such Purchaser’s Allocation Percentage.

“Purchaser Lock-Up Period” shall have the meaning specified in Section 4.07.

“Purchaser Related Parties” shall have the meaning specified in Section 5.01.

“Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.

“Registration Statement” shall have the meaning specified in Section 3.03.

“Representatives” of any Person means the Affiliates, officers, directors, managers, employees, agents, counsel, accountants, investment bankers, advisors, subadvisors and other representatives of such Person.

“Rules and Regulations” shall have the meaning specified in Section 3.03.

“Sabine” shall have the meaning specified in Section 3.04.

“Sanctioned Country” or “Sanctioned Countries” shall have the meaning specified in Section 3.21(c).

“Sanctioned Person” shall have the meaning specified in Section 3.21(b).

“Sanctions” shall have the meaning specified in Section 3.21(b).

“Sarbanes-Oxley” shall have the meaning specified in Section 3.19.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Specified Courts” shall have the meaning specified in Section 6.11.

“Subsidiary” means, as to any Person, any corporation or other entity of which: (i) such Person or a Subsidiary of such Person is a general partner or manager; (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Transfer” shall have the meaning specified in Section 4.07.

Section 1.02                             Accounting Procedures and Interpretation.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all Company Financial Statements and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II

AGREEMENT TO SELL AND PURCHASE

Section 2.01                             Authorization of Sale of the Purchased Shares.  The Company has authorized the issuance and sale to the Purchasers of the Purchased Shares.

Section 2.02                             Sale and Purchase.  Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to each Purchaser, free and clear of any and all Liens, and each Purchaser, severally and not jointly, hereby agrees to purchase from the Company, such Purchaser’s Purchased Shares, and each Purchaser agrees to pay the Company its Allocated Purchase Price.

Section 2.03                             Closing.  Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Purchased Shares hereunder (the “Closing”) shall take place at 8:00 a.m., Central Time, on February 23, 2015 at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, or at such other time and date not later than five (5) full Business Days thereafter as the Company and the Purchasers may agree (the “Closing Date”). The parties agree that the Closing may occur via delivery of facsimiles of this Agreement and cross-receipts; provided, that originals of such documents are sent via overnight delivery to be received by the other party (or designee of such other party) on the first business day immediately following the Closing Date.

Section 2.04                             Conditions to Closing.

(a)                                 Mutual Conditions.  The respective obligations of each party to consummate the purchase and issuance and sale of the Purchased Shares shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i)                                     no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal; and

(ii)                                  there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.

(b)                                 Purchasers’ Conditions.  The respective obligation of each Purchaser to consummate the purchase of the Purchased Shares shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by such Purchaser in writing, in whole or in part with respect to its Purchased Shares, to the extent permitted by applicable Law):

(i)                                     since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing;

(ii)                                  no notice of delisting shall have been received by the Company;

(iii)                               the representations and warranties of the Company contained in this Agreement that are qualified by materiality or Company Material Adverse Effect shall be true and correct as of the Closing Date as if made on and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(iv)                              the transactions contemplated by the Note Purchase Agreement dated as of the date hereof among JEH LLC, Jones Energy Finance Corp. and GSO Special Situations Master Fund LP, GSO Energy Market Opportunities Fund LP, MTP Energy Master Fund Ltd, MTP Energy Opportunities Fund LLC and Triangle Peak Partners II, LP shall have been consummated substantially concurrently herewith; and

(v)                                 the Company shall have delivered, or caused to be delivered, to the Purchasers at the Closing, the Company’s closing deliveries described in Section 2.05.

(c)                                  Company’s Conditions.  The obligation of the Company to consummate the sale of the Purchased Shares to each Purchaser shall be subject to the satisfaction on or prior to the Closing Date of the following condition (which may be waived by the Company in writing, in whole or in part, to the extent permitted by applicable Law): the representations and warranties of such Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made on and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only).

Section 2.05                             Company Deliveries.  At the Closing, subject to the terms and conditions hereof, Company will deliver, or cause to be delivered, to the Purchasers:

(a)                                 The Purchased Shares by electronic delivery to The Depository Trust Company on the Purchasers’ behalf, registered in such name(s) as the Purchasers have designated;

(b)                                 A Copy of the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), certified by the Secretary of State of the State of Delaware as of a recent date;

(c)                                  A certificate of the Secretary of State of the State of Delaware, dated a recent date, that the Company is in good standing;

(d)                                 A cross-receipt executed by the Company and delivered to each Purchaser certifying that it has received the Allocated Purchase Price with respect to such Purchaser as of the Closing Date;

(e)                                  An opinion addressed to the Purchasers from Baker Botts L.L.P., legal counsel to the Company, dated as of the Closing Date, in form and substance attached hereto as Exhibit A;

(f)                                   A copy of the final prospectus supplement relating to the Purchased Shares and the offering thereof, including the accompanying base prospectus, substantially in the form that will be filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations after the date and time this Agreement is executed;

(g)                                  A certificate of the Secretary or Assistant Secretary of the Company, in his capacity as such, certifying as to and attaching (1) the Certificate of Incorporation, (2) board resolutions authorizing the execution and delivery of the Basic Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Shares and (3) its incumbent officers authorized to execute the Basic Documents, setting forth the name and title and bearing the signatures of such officers; and

(h)                                 A certificate, dated the Closing Date and signed by (x) the Chief Executive Officer and (y) the Chief Financial Officer of the Company, in their capacities as such, stating that:

(i)                                     the Company has performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Company on or prior to the Closing Date;

(ii)                                  the representations and warranties of the Company contained in this Agreement that are qualified by materiality or Company Material Adverse Effect were true and correct when made and as of the Closing Date and all other representations and warranties were true and correct in all material respects when made and are true and correct in all material respects as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only); and

(iii)                               since December 31, 2013, there has been no Company Material Adverse Effect with respect to the Company Parties, taken as a whole, whether or not arising from transactions in the ordinary course of business.

Section 2.06                             Purchasers’ Deliveries.  At the Closing, subject to the terms and conditions hereof, each Purchaser will deliver, or cause to be delivered, to the Company:

(a)                                 Payment to the Company of each Purchaser’s Allocated Purchase Price by wire transfer of immediately available funds to an account designated by the Company in writing prior to the Closing Date; and

(b)                                 A cross-receipt executed by each Purchaser and delivered to the Company certifying that it has received its respective Purchased Shares as of the Closing Date.

Section 2.07                             Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under any Basic Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Basic Document.  The failure or waiver of performance under any Basic Document by any Purchaser does not excuse performance by any other Purchaser.  Nothing contained herein or in any other Basic Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Basic Documents.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Basic Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

ARTICLE III
REPRESENTATIONS AND WARRANTIES AND COVENANTS
RELATED TO THE COMPANY

The Company represents and warrants to and covenants with each Purchaser as follows:

Section 3.01                             Existence. The Company has been duly organized or incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is chartered or organized with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Prospectus, and is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction that requires such qualification, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.02                             Capitalization and Valid Issuance of Purchased Shares.

(a)                                 A true and correct copy of the Certificate of Incorporation has been filed by the Company with the Commission as Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36006) filed on July 30, 2013. The Purchased Shares shall have those rights, preferences, privileges and restrictions governing the shares of Class A Common Stock as reflected in the Certificate of Incorporation.

(b)                                 As of the date of this Agreement, prior to the issuance and sale of the Purchased Shares, as contemplated hereby, the issued and outstanding capital stock of the Company consists of 12,946,497 shares of Class A Common Stock and 36,422,660 shares of Class B Common Stock.  All the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any pre-emptive or similar rights; except as described in or expressly contemplated by the Prospectus, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock or other equity interests of the Company, any such convertible or exchangeable securities or any such rights, warrants or options; the capital stock or other equity interests of the Company, as the case may be, conforms in all material respects to the description thereof contained in the Prospectus.

(c)                                  All of the outstanding equity interests in each of the Company’s Subsidiaries are not subject to any pre-emptive or similar rights; except as described in or expressly contemplated by the Prospectus, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any membership interests or other equity interest in any of the Company’s Subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any membership interests or other equity interests in any of the Company’s Subsidiaries, any such convertible or exchangeable securities or any such rights, warrants or options; the membership interests or other equity interests in each of the Company’s Subsidiaries, as the case may be, conform in all material respects to the description thereof contained in the Prospectus; and all the outstanding membership interests or other equity interests in each of the Company’s Subsidiaries have been duly and validly authorized and issued, are fully paid and non-assessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act and Sections 101.206 and 101.613 of the Texas Business Organization Code, as applicable, and limited to the extent set forth in each entity’s organizational documents) and are owned directly or indirectly by JEH LLC, free and clear of any Lien or any other claim of any third party, except as may exist pursuant to the Company Credit Facility.

Section 3.03                             Registration Statement and Prospectus.  A registration statement on Form S-3 (File No. 333-197809) pursuant to which to the Purchased Shares will be offered has (i) been prepared by the Company in conformity with the requirements of the Securities Act, and the rules and regulations (the “Rules and Regulations”) of the Commission thereunder, (ii) been filed with the Commission under the Securities Act, and (iii) become effective under the Securities Act.  Copies of such registration statement and each of the amendments thereto, if any, have been delivered by the Company to the Purchasers.  As used in this Agreement, “Effective Time” means the date and the time as of which such registration statement, or the most recent post-effective amendment thereto, if any, was declared effective by the Commission; “Registration Statement” means the registration statement referred to above, as amended at the Effective Time; and “Prospectus” means the final prospectus supplement relating to the Purchased Shares and the offering thereof, including the accompanying base prospectus, as first filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations after the date and time this Agreement is executed.  Reference made herein to the Prospectus shall be deemed to refer to and include any information incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the date of such Prospectus, and any reference to any amendment or supplement to the Prospectus shall be deemed to refer to and include any document filed under the Exchange Act after the date of such Prospectus, and incorporated by reference in the Prospectus; and any reference to any amendment to the Registration Statement shall be deemed to include any periodic report of the Company filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act after the Effective Time that is incorporated by reference in the Registration Statement.  The Commission has not issued any order preventing or suspending the use of any Prospectus.

Section 3.04                             Financial Statements.  The historical combined financial statements (including the related notes thereto) of the Company and its consolidated Subsidiaries included in the Prospectus (the “Company Financial Statements”) comply in all material respects with the applicable requirements of the Securities Act and present fairly in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; the statement of revenues and direct operating expenses of Sabine Mid-Continent LLC, a Delaware limited liability company, and its consolidated Subsidiaries (collectively, “Sabine”) (including the related notes thereto) included in the Prospectus complies in all material respects with the applicable requirements of the Securities Act and presents fairly in all material respects the results of operations related to such interests for the period specified; all such financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods covered thereby, and any supporting schedules included in the Prospectus present fairly in all material respects the information required to be stated therein. The pro forma financial statements included in the Prospectus comply as to form in all material respects with the applicable requirements of the Securities Act and give effect to assumptions made on a reasonable basis as set forth in the Prospectus.  All disclosures contained in the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G under the Exchange Act and Item 10 of Regulation S-K of the Securities Act, to the extent applicable.  All other financial information included in the Prospectus has been derived from the accounting records of the Company, JEH LLC and their respective Subsidiaries and presents fairly in all material respects the information shown thereby.

Section 3.05                             Authority.  The Company has full corporate right, power and authority to execute and deliver the Basic Documents, and to perform its obligations hereunder and thereunder and all action required to be taken for due and proper authorization, execution and delivery and the consummation of the transactions has been validly taken.  Each of the Basic Documents has been duly authorized, executed and delivered by the Company, and assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, when executed and delivered by the Company, will constitute a legal, valid, binding instrument enforceable against the Company in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

Section 3.06                             Certain Statements. The statements in (i) the Prospectus under the headings “ “Certain United States Federal Income Tax Considerations,” (ii) the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 under the headings “Business — Legal Proceedings,” “Business — Regulation of the Oil and Natural Gas Industry” and “Business — Environmental Matters and Regulation,” and (iii) the Company’s proxy statement for its 2014 annual meeting under the heading “Certain Relationships and Related Party Transactions,” in each case fairly summarize the matters therein described.

Section 3.07                             Incorporation by Reference.  The documents incorporated by reference in the Prospectus at the time they were filed with the Commission (collectively, the “Incorporated Documents”) complied in all material respects with the requirements of the Exchange Act. Each such Incorporated Document, when taken together with the Prospectus, did not as of the Execution Time, at the Closing Date and at any Option Closing Date, as applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.08                             Description of Capital Stock.  The description in the Prospectus under the caption “Description of Capital Stock,” insofar as it purports to constitute a summary of the terms of the Class A Common Stock, is accurate in all material respects.

Section 3.09                             No Consents.  No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein, except (i) consents as may be required under the blue sky laws of any jurisdiction in which the Purchased Shares are offered and sold and (ii) consents that have been, or prior to the Closing Date will be, obtained.

Section 3.10                             No Conflicts.  None of the execution and delivery of the Basic Agreements, the issuance and sale of the Purchased Shares, or the consummation of any other of the transactions herein or therein contemplated, or the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation or imposition of any Lien upon any property or assets of the Company Parties pursuant to, (i) the charter or by-laws or comparable constituting documents of any of the Company Parties; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which any of the Company Parties is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over any of the Company Parties or any of its or their properties except, in the case of clauses (ii) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below).

Section 3.11                             Litigation.  No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Company Party or their property is pending or, to the best knowledge of each Company Party, threatened that (i) could reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby or (ii) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company Parties and their respective subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Company Material Adverse Effect”), except as set forth in or contemplated in the Prospectus (exclusive of any amendment or supplement thereto).

Section 3.12                             Property.

(a)                                 The Company Parties have good and marketable title in fee simple (in the case of real property) to, or have valid and marketable rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the Company Parties, in each case free and clear of all Liens and defects of title except those that (a) do not materially interfere with the use made and proposed to be made of such property by the Company Parties, (b) could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or (c) are created under or permitted by the Company Credit Facility.

(b)                                 Each of the Company Parties has good and defensible title to all of its oil and gas properties in each case free and clear of all Liens, except (a) such as are set forth in Company SEC Documents, (b) such as are created under or permitted by the Company Credit Facility, or (c) such as do not materially interfere with the use of the properties of the Company Parties taken as a whole; and all of the leases and subleases under which the Company Parties holds or uses properties are in full force and effect, with such exceptions as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and none of the Company Parties has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company Parties under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company Parties to the continued possession or use of the leased or subleased premises, except for such claims that, if successfully asserted, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect; provided however, that the enforceability of such leases and subleases, as the case may be, may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.13                             Compliance with Laws.  None of the Company Parties is in violation or default of (i) any provision of its charter or bylaws or comparable constituting documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to such Company Party of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over such Company Party or any of its properties, as applicable, except, in the case of clauses (ii) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.14                             Independent Registered Public Accountant.  PricewaterhouseCoopers LLP, who has certified certain financial statements of the Company, JEH LLC and their respective Subsidiaries, is an independent registered public accounting firm with respect to the Company, JEH LLC and their respective Subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.  PricewaterhouseCoopers LLP, who has certified certain financial statements of Sabine, is an independent registered public accounting firm with respect to the Company, JEH LLC and their respective Subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act

Section 3.15                             Reserve Engineer.  Cawley Gillespie & Associates (“CGA”), who has prepared the reserve reports and estimates of proved reserves disclosed in the Prospectus, has represented to the Company and JEH LLC that they are, and the Company and JEH LLC believe them to be, independent reserve engineers with respect to the Company Parties within the applicable rules and regulations adopted by the Commission and as required by the Securities Act for the periods set forth in the Prospectus. The oil and natural gas proved reserve estimates of the Company, JEH LLC and their respective Subsidiaries contained in the Prospectus are derived from reports that have been prepared by CGA, and such estimates fairly reflect, in all material respects, the oil and natural gas reserves attributable to the Company, JEH LLC and their respective Subsidiaries at the dates indicated therein and are prepared in accordance, in all material respects, with Commission guidelines applied on a consistent basis throughout the periods involved.

Section 3.16                             Taxes.

(a)                                 There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale of the Purchased Shares.

(b)                                 Each of the Company Parties has filed all applicable tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Company Material Adverse Effect and except as set forth in or contemplated in the Prospectus (exclusive of any amendment or supplement thereto)) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Company Material Adverse Effect and except as set forth in or contemplated in the Prospectus (exclusive of any amendment or supplement thereto).

Section 3.17                             Insurance.  The Company Parties are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are reasonably adequate to protect each of the Company Parties and their respective businesses; all policies of insurance and fidelity or surety bonds insuring the Company Parties or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company Parties are in compliance with the terms of such policies and instruments; there are no claims by any of the Company Parties under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; none of the Company Parties has been refused any insurance coverage sought or applied for; and none of the Company Parties has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Company Material Adverse Effect except as set forth in or contemplated in the Prospectus (exclusive of any amendment or supplement thereto).

Section 3.18                             Internal Controls.  The Company Parties maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as disclosed in the Prospectus, since the date of the latest audited financial statements included in the Prospectus, there has been no material weakness identified in the internal control over financial reporting of the Company or JEH LLC. The Company and its Subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective.

Section 3.19                             Sarbanes-Oxley Act.  There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

Section 3.20                             Material Agreements.  The Company has provided the Purchasers with, or made available to the Purchasers through the Company SEC Documents, correct and complete copies of all material agreements (as defined in Section 601(b)(10) of Regulation S-K promulgated by the Commission) and of all exhibits to the Company SEC Documents, including amendments to or other modifications of pre-existing material agreements, entered into by the Company.

Section 3.21                             Sanction Laws.

(a)                                 The operations of the Company Parties are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transaction Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Company Parties with respect to the Money Laundering Laws is pending or, to the knowledge of each of the Company Parties, threatened.

(b)                                 Neither the Company nor any of its Subsidiaries nor, to the knowledge of each of the Company Parties, any director, officer, manager, agent, employee or affiliate of the Company or any of its Subsidiaries (i) is currently subject to any sanctions imposed by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or (ii) will, directly or indirectly, use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person in any manner that will result in a violation of any economic sanctions imposed by the United States (including any administered or enforced by OFAC, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or the United Kingdom (including sanctions administered or controlled by Her Majesty’s Treasury) (collectively, “Sanctions” and such persons, “Sanction Persons”) by, or could result in the imposition of Sanctions against, any person (including any person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(c)                                  Neither the Company nor any of its Subsidiaries nor, to the knowledge of each of the Company Parties, any director, officer, manager, agent, employee or affiliate of the Company or any of its Subsidiaries, is a person that is, or is 50% or more owned or otherwise controlled by a person that is: (i) the subject of any Sanctions; or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (currently, Cuba, Iran, North Korea, Sudan, and Syria) (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”).

(d)                                 Except as set forth in Company SEC Documents or is not material to the analysis under any Sanctions, neither the Company nor any of its Subsidiaries has engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding 3 years, nor does the Company or any of its Subsidiaries have any plans to increase its dealings or transactions with Sanctioned Persons, or with or in Sanctioned Countries.

(e)                                  Neither the Company nor any of its Subsidiaries nor, to the knowledge of each of the Company Parties, any director, officer, manager, agent, employee or Affiliate of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted or would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and each Company Party and, to the knowledge of each of the Company Parties, its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 3.22                             Form S-3 Availability.  The Company satisfies the requirements for the use of Form S-3 under the Securities Act.

Section 3.23                             Stabilization.  None of the Company Parties has taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Purchased Shares.

Section 3.24                             Listing and Maintenance requirements.  The issuance and sale of the Purchased Shares does not contravene NYSE rules and regulations.

Section 3.25                             Market Data.  Any statistical, demographic or market-related data included in the Prospectus is based on or derived from sources that the Company Parties believe to be reliable and accurate in all material respects and all such data included in the Prospectus accurately reflects, in all material respects, the materials upon which it is based or from which it was derived.

Section 3.26                             Certain Certificates.  Any certificate signed by any officer of the Company Parties and delivered to the Purchasers in connection with the offering of the Securities shall be deemed a representation and warranty by such JEH Party, as to matters covered thereby, to each Initial Purchaser.

Section 3.27                             Investment Company Status.  None of the Company Parties is, and after giving effect to the offering and sale of the Purchased Shares and the application of the proceeds thereof as described in the Prospectus, each will not be, an “investment company” as defined in the Investment Company Act.

Section 3.28                             Certain Fees.  Each of the Company Parties has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company (except as contemplated in this Agreement).

Section 3.29                             Use of Proceeds.  The Company will use the proceeds of the Purchased Shares solely to repay borrowings under the Company Credit Facility and to pay transaction costs incurred in connection therewith.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES AND COVENANTS
OF THE PURCHASERS

Each Purchaser, severally and not jointly, hereby represents and warrants and covenants to the Company that:

Section 4.01                             Existence.  Such Purchaser is duly organized and validly existing and in good standing under the laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

Section 4.02                             Authorization, Enforceability.  Such Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by such Purchaser and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of such Purchaser is required. This

Agreement has been duly executed and delivered by such Purchaser and constitutes legal, valid and binding obligations of such Purchaser; provided that, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity and except as the rights to indemnification may be limited by applicable law (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.03                             Certain Fees.  No fees or commissions are or will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of the Purchased Shares or the consummation of the transactions contemplated by this Agreement.  Such Purchaser agrees, severally and not jointly with any other Purchaser, that it will indemnify and hold harmless the Company from and against any and all claims, demands or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Shares or the consummation of the transactions contemplated by this Agreement.

Section 4.04                             No Side Agreements.  There are no other agreements by, among or between such Purchaser and any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Basic Documents, and there are no promises or inducements for future transactions between or among any of such parties.

Section 4.05                             Short Selling.  Such Purchaser has not entered into any short sales of the shares of Class A Common Stock owned by it between the time it first began discussion with the Company about the transactions contemplated by this Agreement and the date hereof (it being understood that the entering into of a total return swap shall not be considered a short sale of shares of Class A Common Stock).

Section 4.06                             Company Information.  Such Purchaser acknowledges and agrees that the Company has provided or made available to such Purchaser (through EDGAR, the Company’s web site or otherwise) the Registration Statement and all other Company SEC Documents, as well as all press releases issued by the Company through the date of this Agreement.

Section 4.07                             Lock-Up Agreement.  Without the prior written consent of the Company, except as specifically provided in this Agreement, each Purchaser will not, during the period commencing on the date hereof and ending 60 days after the Closing Date, (1) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of its Purchased Shares or (2) enter into any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of its Purchased Shares, whether any such transaction described in clause (1) or (2) above (any such transaction described in clauses (1) and (2), a “Transfer”) is to be settled by delivery of Class A Common Stock or such other securities, in cash or otherwise; provided, however, that any Purchaser may Transfer its Purchased Shares to an Affiliate of such Purchaser or to any other Purchaser or an Affiliate of such other Purchaser, provided that any such Affiliate transferee agrees to the restrictions set forth in this Section 4.07.

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

JONES ENERGY, INC.

By:	/s/ Jonny Jones
Jonny Jones
Chief Executive Officer

[Signature Page to Purchase Agreement]

The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.

GSO Special Situations Fund LP
GSO Special Situations Overseas Master Fund Ltd.
By: GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO Energy Market Opportunities Fund LP
By:	GSO Energy Market Opportunities Associates, LLC, as its General Partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

[Signature Page to Purchase Agreement]

The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.

MTP ENERGY MASTER FUND LTD.
By: MTP Energy Management LLC
Its: Investment manager
By: Magnetar Financial LLC, Sole Member

By:	/s/ Paul Smith
Name: Paul Smith, Chief Legal Officer

MTP ENERGY OPPORTUNITIES FUND LLC
By: MTP Energy Management LLC
Its: Investment manager
By: Magnetar Financial LLC
Its: Sole Member

By:	/s/ Paul Smith
Name: Paul Smith, Chief Legal Officer

[Signature Page to Purchase Agreement]

Triangle Peak Partners II, LP
By: Triangle Peak Partners II General Partner, LLC,
General Partner of Triangle Peak Partners II, LP

By:	/s/ Michael C. Morgan
Name: Michael C. Morgan
Title: Managing Member

[Signature Page to Purchase Agreement]